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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Mines Management, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mines Management, Inc.
905 West Riverside Avenue, Suite 311
Spokane, Washington 99201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held June 15, 2007

Dear Shareholder,

        We are pleased to invite you to attend the Annual Meeting of Shareholders of Mines Management, Inc., which will be held at 2:00 p.m. local Spokane time on Friday, June 15, 2007, at the Red Lion Inn at the Park, 303 W. North River Drive, Spokane, Washington 99201. The primary business of the meeting will be to:

  1.
  Elect two directors for a three-year term to serve until the 2010 annual meeting of shareholders or until each such director's successor is elected and qualifies.

  2.
  Transact such other business as may properly come before the meeting or adjournment thereof.

        Only shareholders of record at the close of business on May 8, 2007, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting and at any postponements or adjournments thereof.

        Our annual report to shareholders for the fiscal year ended December 31, 2006, including financial statements, is being mailed with this proxy statement to all of our shareholders, and your board of directors urges you to read it.

        It is important that your shares be represented at the meeting whether or not you are personally able to attend. You are therefore urged to complete, date and sign the accompanying Proxy and mail it in the enclosed postage-paid envelope as promptly as possible. Your Proxy is revocable, either in writing or by voting in person at the Annual Meeting, at any time prior to its exercise. Thank you for your timely response.

        We look forward to seeing you at the Annual Meeting in June.

Sincerely,

Glenn M. Dobbs
President and Chief Executive Officer

May 11, 2007
Spokane, Washington

As your vote is important, please complete and sign the enclosed proxy card and mail it promptly in the posted return envelope provided. Shares cannot be voted at the meeting unless the owner is present to vote or is represented by Proxy.

Mines Management, Inc.
905 West Riverside Avenue, Suite 311
Spokane, Washington 99201

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 15, 2007

INTRODUCTION

        This Proxy Statement is being furnished by the Board of Directors of Mines Management, Inc. (the "Company") to holders of shares of the Company's common stock, par value $0.001 per share (the "Common Stock") in connection with the solicitation by the Board of Directors of Proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on June 15, 2007, and any postponements or adjournments thereof (the "Annual Meeting"), for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to the Shareholders on or about May 15, 2007.

        As of the record date, members of the Company's management are the record and beneficial owners of a total of 2,325,183 shares (approximately 11.3%) of the Company's outstanding Common Stock. It is management's intention to vote all of its shares in favor of each matter to be considered by the shareholders.

PURPOSE OF THE ANNUAL MEETING

Election of Directors

        Shareholders will be asked to elect two directors to serve a three (3) year term until the annual meeting of shareholders to be held in 2010 or until such director's successor is elected and qualifies.

Other Business

        Shareholders will be asked to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

VOTING AT THE ANNUAL MEETING

        1.    Record Date.    The Board of Directors of the Company has fixed the close of business on May 8, 2007, as the record date for the purpose of determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, the Company had 18,899,467 issued and outstanding shares of Common Stock. A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting. Proxies which are submitted but are not voted for or against (whether by abstentions, broker non-votes, or otherwise) will be treated as present for all matters considered at the meeting.

        2.    Solicitation of Proxies.    The accompanying Proxy is solicited on behalf of the Board of Directors of the Company, and the cost of solicitation will be borne by the Company. Following the original mailing of the Proxies and soliciting materials, directors, officers and employees of the Company may solicit Proxies by mail, telephone, facsimile, email, or personal interviews. The Company may request brokers, custodians, nominees, and other record holders to forward copies of the Proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of Proxies. In such cases, the Company will reimburse such holders for their reasonable expenses. The Company plans to engage Computershare and ADP Investor Services to assist in its solicitation effort at estimated fees of approximately $4,000 and $6,000, respectively.

        3.    Revocation of Proxy.    Any Proxy delivered in the accompanying form may be revoked by the person executing the Proxy by written notice to that effect received by the Secretary of the Company at any time before the authority thereby granted is exercised, by execution of a Proxy bearing a later date presented at the meeting, or by the attendance and vote of such person at the Annual Meeting.

        4.    How Proxies will be Voted.    Proxies received by the Board of Directors in the accompanying form will be voted at the Annual Meeting as specified therein by the person giving the Proxy. If no specification is made with respect to the matters to be voted upon at the meeting, the shares represented by such Proxy will be voted FOR the nominee to the Board of Directors in the election of directors. All shares represented by valid Proxy will be voted at the discretion of the proxy holders on any other matters that may properly come before the meeting. However, the Board of Directors does not know of any matters to be considered at the meeting other than those specified in the Notice of Meeting.

        5.    Voting Power.    Shareholders of the Common Stock of the Company are entitled to one vote for each share held. There is no cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of May 8, 2007 regarding the number and percentage of shares of Common Stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each beneficial holder of more than five percent of the Common Stock, each director, each of the named executive officers and the Company's directors and officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Praetorian Capital Management, LLC(4)	1,088,600 shares 275,000 warrants		7.11%
Glenn M. Dobbs	536,919 shares 895,000 options 50,000 warrants	(5)	7.47%
Roy G. Franklin	78,053 shares 85,000 options		*
Robert L. Russell	20,000 options		*
Jerry G. Pogue	30,000 shares 20,000 options 5,000 warrants		*
Russell C. Babcock	70,000 options		*
James H. Moore	10,000 shares 160,000 options 5,000 warrants		*
Eric C. Klepfer	140,000 options		*
Douglas D. Dobbs	211 shares 220,000 options		1.1%
Total of all officers and Directors (8 individuals)	78,053 shares 85,000 options 60,000 warrants		11.30%

*
The percentage of common stock beneficially owned is less than 1%.

(1)
The address of each of these persons is c/o Mines Management, Inc. 905 West Riverside Avenue, Suite 311 Spokane, Washington 99201.

(2)
All options and warrants are currently exercisable or exercisable within 60 days of May 8, 2007.

(3)
Based on 18,899,467 shares outstanding at May 8, 2007.

(4)
This information is based on a Schedule 13G filed by Praetorian Capital Management LLC, a Delaware limited liability company ("PCM") on April 26, 2007. The address of PMC is 119 Washington Avenue, Suite 600, Miami Beach, FL 33139. According to the Schedule 13G, PMC serves as the investment manager to Praetorian Offshore Ltd., which directly owns 1,283,000 shares of Common Stock, and Praetorian Institutional Offshore Ltd., which directly owns 80,600 shares of Common Stock, over which shares of Common Stock PMC has shared voting and dispositive power and is, by virtue of its relationship with the funds, the beneficial owner of 1,363,600 shares of Common Stock.

(5)
Includes 241,500 shares owned by Intergold Fund Limited deemed to be beneficially owned by Mr. Dobbs.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board consists of three classes of directors, with each class serving for a three-year term or until their successors are elected and qualified. The terms of the classes are scheduled to end in successive years. The authorized number of directors permitted by the Company's bylaws is up to 15. The Class II directors, Jerry G. Pogue and Robert L. Russell, whose current terms are scheduled to expire at the 2007 annual meeting of shareholders, are nominees for reelection at the Annual Meeting. The Class III directors, whose current terms are scheduled to expire at the 2008 annual meeting of shareholders, are Glenn Dobbs and Roy G. Franklin. The current term of Class I director Russell C. Babcock is scheduled to expire at the 2009 annual meeting of shareholders.

        The proxies appointed in the accompanying Proxy intend to vote, unless directed to the contrary therein, in their discretion, for the election to the Board of Directors of the two persons named below. However, if the nominee at the time of election is unable or unwilling to serve, or is otherwise unavailable for election, such that substitute nominees are designated, the Proxies in their discretion intend to for all or a lesser number of such other nominees.

Nominees

        Certain information with respect to the nominees for Director, Jerry G. Pogue and Robert L. Russell, follows:

Name	Age	Year First Became A Director	Shares Owned Beneficially, Directly or Indirectly, as of May 8, 2007
Jerry G. Pogue	64	1999	55,000
Robert L. Russell	72	1999	20,000

        Jerry G. Pogue is a businessman with experience in the management and financing of junior resource companies. Mr. Pogue has been a self employed financial consultant in the mining sector since 1995. He has managed a large sales organization, has worked as a stockbroker and investment analyst, and has financed and managed a number of companies in the resource and technology sectors. He lectures at international mining investment conferences.

        Robert L. Russell, a Professional Engineer, has served as President and Director of Idaho General Mines, a publicly held metals exploration company, since March 1999. From September 1998 to May 2004, Mr. Russell was engaged in providing mining management consulting services through his consulting company, R.L. Russell Associates. Prior to 1998, Mr. Russell held positions with Exxon Minerals and Freeport McMoRan Copper and Gold, where he served as Vice President of Mining. Mr. Russell acted as General Manager of Freeport's Indonesian gold operations. From 1995 to 1998 Mr. Russell was employed by Zambia Consolidated Copper Mines, including as General Manager of the Nchanga Division. In that position Mr. Russell was responsible for two operating mines and several metallurgical facilities.

Recommendation

        The Board of Directors unanimously recommends that the Company's shareholders vote FOR the election of Jerry C. Pogue and Robert L. Russell.

Other Directors and Officers

Name	Age	Office Held	Year First Elected
Glenn M. Dobbs	64	President and Chief Executive Officer, Director	2003
Roy G. Franklin	70	Director	1988
Russell C. Babcock	69	Director	2004
James H. Moore	62	Chief Financial Officer	2004
Eric C. Klepfer	50	Vice President, Operations	2004
Douglas D. Dobbs	40	Vice President, Corporate Development and Investor Relations	2002

        Glenn M Dobbs is President and Chief Executive Officer and a member of the Board of Directors of Mines Management, Inc., with experience in international finance, investment banking, natural resource financing and as a business development consultant. He has been President and CEO of MMI since January 2003 and served as Vice President from December 2002 to January 2003. Prior to joining MMI Mr. Dobbs was the Managing Director of the InterGold (Hedge Fund) from 1996 to December 2002. Mr. Dobbs was the founder of the Alpha Commodities Fund in 1976, founder and Board Chairman of First American Bank in 1978, Dallas regional manager for Monex International, founder of the InterGold (Hedge) Fund in 1996, and a former member of the Washington State House of Representatives. Mr. Dobbs has written and lectured on precious metals sector investing, resource development and financing.

        Roy G. Franklin is a certified public accountant with 38 years experience in small company administration and finance. He was formerly a director of Heidelberg Silver Mining Company and was a principal in the accounting firm of Oswalt, Teel, and Franklin, P.S. from 1964 until his retirement in June 2003. Since his retirement, he has served as a consultant for several businesses in the State of Washington.

        Russell C. Babcock was employed by Kennecott in various exploration geology positions from 1956 through his retirement in 1994, including service as Director of Exploration from January 1986 through November 1990 and Chief Geologist from November 1990 until he retired in 1994. Since his retirement, he has worked as a consulting economic geologist, specializing in exploration for and evaluation of base and precious metal deposits worldwide. In 2003, he was the recipient of the Society for Mining Metallurgy, and Exploration Ben Dickerson Award. Mr. Babcock received a B.S. in geology from Lawrence College in 1957 and an M.S. in geology from the University of Wisconsin, Madison.

        James H. Moore is Chief Financial Officer of Mines Management, Inc. and has over 30 years senior level experience in financial management with the mining sector. Prior to joining Mines Management, from 2002 to 2004 Mr. Moore was an independent consultant for Idaho General Mining Inc. From 1997 through 2003 he was the Vice President of Business Development for RAHCO International, Inc., a heavy mining equipment designer and manufacturer in Spokane, Washington. Prior to that time Mr. Moore was employed by Barrick Gold Corporation in Santiago, Chile as Vice President and Chief Financial Officer for its Latin American division. Other experience includes service as Division Controller for Mobil Oil, Energy Minerals Division, and Operations Controller for United Nuclear Corporation. Mr. Moore attended Stanford University and graduated from University of Utah with a B.S. in accounting.

        Eric C. Klepfer is Vice President, Operations of Mines Management, Inc. Mr. Klepfer has more than 22 years mining experience including project management, regulatory and environmental engineering, and mine planning and is responsible for all activities related to the advancement of the Montanore Project. Prior to joining us in August 2004, he worked as an environmental engineering and regulatory consultant from October 2003. Mr. Klepfer was employed by Coeur d'Alene Mines from

1995 through 2003: as Manager of Environmental Affairs from 1995 through 1998 for subsidiary Coeur Alaska; Director of Environmental Affairs from 1998 through 2002; and as Vice President of Technical Services from 2002 through October 2003 for subsidiary Earthworks Technology. Mr. Klepfer was employed by Newmont Mining from 1994 through 1995. Mr. Klepfer is a director of Timberline Resources Corporation, a mineral exploration and drilling services company traded on the Pink Sheets. Mr. Klepfer holds B.S. degrees in Mining Engineering and Engineering Administration from Michigan Technological University.

        Douglas D. Dobbs is Vice President, Corporate Development and Investor Relations of Mines Management, Inc. Mr. Dobbs has 13 years experience in investments, corporate planning and marketing. He joined MMI in October 2002, prior to which he served from April 2001 to October 2002 as senior business and marketing analyst with Avista Labs, a wholly owned subsidiary of Avista Corp., involved in the development of energy technology. While at Avista, Mr. Dobbs was responsible for strategic planning, as well as market and corporate development activities. Prior to joining Avista, Mr. Dobbs worked with companies including Piper Jaffray Co., and National Securities Corp., and was the founder and principal of Dobbs Financial Services, an investment management firm involved with investment and market analysis and portfolio management. Mr. Dobbs holds a B.A. in economics from Hillsdale College and was formerly a licensed investment manager and registered investment advisor.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

        Board of Directors.    The Board consists of three classes of directors, with each director serving for a three-year term, or until his successor is elected and qualified. The terms of the classes are scheduled to end in successive years. The number of directors authorized by the Company's bylaws is up to 15. During 2006, the Company had twp board meetings and acted upon written consent in other instances.

        Audit and Finance Committee.    Roy B. Franklin (Chairman), Russell C. Babcock, and Jerry G. Pogue comprise the Audit and Finance Committee. The Audit and Finance Committee held two meetings during 2006 and acted informally on a quarterly basis during 2006. Each member of the Audit and Finance Committee meets the independence and experience requirements of the American Stock Exchange. The Audit and Finance Committee engages the Company's independent certified public accountants to audit the annual financial statements, discusses with the auditors and approves in advance the scope of the audit, reviews with the independent auditors their independence, the financial statements and their audit report, reviews management's administration of the system of internal accounting controls, and reviews the Company's procedures relating to business ethics. The Audit and Finance Committee charter was adopted June 18, 2004 by the Board of Directors and is available on our website www.minesmanagement.com under the heading "Corporate Governance."

        Nominating Committee.    The Nominating Committee consists of Russell C. Babcock, Roy B. Franklin and Jerry Pogue. Each member of the Nominating Committee meets the independence requirements of the American Stock Exchange. The Nominating Committee held one meeting during 2006. The Nominating Committee is appointed by the Board to identify individuals qualified to become Board members, to recommend to the Board proposed nominees for Board membership, and to recommend to the Board directors to serve on each standing committee. The Nominating Committee charter is available on our website www.minesmanagement.com under the heading "Corporate Governance."

        Compensation Committee.    The Compensation Committee is composed of Roy G. Franklin, Russell C. Babcock and Jerry Pogue. Each member of the Compensation Committee meets the independence requirements of the American Stock Exchange. The Compensation Committee held two meetings during 2006. The Compensation Committee is appointed by the Board to establish, administer and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers, to make recommendations to the Board regarding director and executive compensation and to review the performance and determine the compensation of the President and Chief Executive Officer, based on criteria including the Company's performance and accomplishment of long-term strategic objectives. The Compensation Committee charter is available on our website www.minesmanagement.com under the heading "Corporate Governance."

Director Nomination

        There have been no material changes to our policies regarding director nomination. A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Mines Management. The Nominating Committee will evaluate the independence of directors and potential directors, as well as his or her business experience, or specialized skills or experience. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for board membership. The Nominating Committee will also consider issues involving possible conflicts of interest of directors or potential directors. Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Corporate Secretary, which identifies the candidate and includes certain information regarding the nominating shareholder and the candidate.

Communications with Security Holders

        Shareholders or other interested parties wishing to communicate with the Board of Directors may do so by delivering or mailing the communication in writing to: Corporate Secretary, Mines Management Inc., 905 W. Riverside, Suite 311, Spokane, WA 99201. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Company's Audit and Finance Committee and handled in accordance with procedures established by the Audit and Finance Committee with respect to such matters.

Director Attendance at the Annual Meeting

        All members of the Board of Directors are encouraged, but not required, to attend the annual meeting of shareholders. All members of the Board of Directors except Jerry G. Pogue attended our 2006 annual meeting of shareholders.

Code of Ethics

        We have adopted a Code of Ethics, which applies to our CEO and senior financial officers. The text can be found on our website www.minesmanagement.com under the heading "Corporate Governance."

Director Compensation

        The following table sets forth information concerning the compensation of the directors during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Roy G. Franklin	4,500	35,560	—	40,060
Robert L Russell	3,500	35,560	—	39,060
Jerry G. Pogue	2,500	35,560	—	38,060
Russell C. Babcock	5,000	35,560	—	40,560

(1)
Our directors receive an annual cash retainer of $2,500, instituted in June 2006. Our Audit Committee chair receives an additional $1,000 annual cash retainer and all other Board committee chairmen receive an additional $500 annual cash retainer. Our directors also receive a fee of $1,000 for each meeting attended.

(2)
Stock options were granted on June 13, 2006 under the Mines Management, Inc. 2003 Stock Option Plan at the then market price of $6.20 per share and repriced in accordance with Company policy on October 3, 2006 to an exercise price of $5.01. Options vested immediately upon grant and remain exercisable for five years.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

  General

        We compensate our executives through a mix of base salary, cash bonus awards and performance-based equity compensation. Our compensation program is designed to attract and retain the best possible executive talent, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable corporate, business unit and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value. To achieve these objectives, we tie a substantial portion of our executives' overall compensation to goals specific to the areas of the executive's responsibility and that relate to the achievement of corporate objectives, including financial objectives. In addition, we provide our executives a variety of other benefits that we also make available generally to all salaried employees.

  Establishing Compensation Opportunities

        Overall, our aim is to offer our executives total compensation opportunities that represent a compensatory level consistent with a peer group of competitive companies. Accordingly, we seek to review the compensation that we offer against that offered by peer group companies on an annual basis. Peer group companies reviewed in 2006 include: Idaho General Mines, Inc., Gold Reserve Corporation, Golden Star Resources, Ltd., and Hecla Mining Co.

  Allocation Among Compensation Components for 2006

	Base Salary	Cash Bonus Awards	Equity Compensation
Glenn M. Dobbs, President and Chief Executive Officer	70%	18%	12%
James H. Moore, Chief Financial Officer	73%	9%	18%
Eric C. Klepfer, Vice President Operations	72%	8%	20%
Douglas D. Dobbs, Vice President Corporate Development, Investor Relations	74%	2%	24%

  Compensation Components

        We provide the following compensation components to our executives:

        Base Salary.    We establish base salaries for our executives based on the scope of their responsibilities, and take into account competitive market compensation paid by companies in our competitive peer group for similar positions. Generally, we believe that executive base salaries should be targeted to be consistent with the salaries for executives in similar positions and with similar responsibilities at comparable companies in order to best attract, retain and equitably reward our executives.

        We review base salaries annually, and adjust base salaries from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Our Compensation Committee determines the salary for our Chief Executive Officer, and, after consideration of the Chief Executive Officer's recommendations, for each officer other than the Chief Executive Officer. In 2006, we increased base salaries for each of our executive officers in the following percentages: Mr. Dobbs: 14%; Mr. Moore: 40%; Mr. Klepfer: 6% and Mr. Douglas Dobbs: 11%. The increases were based on individual performance, the Company's performance, and to bring salaries in line with our identified peer group.

        Based on information gathered, we believe that we compensate our executives equitably when compared to competitive or similar companies.

        Cash Bonus Awards.    We utilize cash bonus awards to align executive compensation with corporate objectives and individual performance and contribution. Our Compensation Committee determines the bonus level for our Chief Executive Officer, and, after consideration of the Chief Executive Officer's recommendations, for each officer other than the Chief Executive Officer.

        In 2006, cash bonuses were awarded to our executive officers in the following amounts: Mr. Dobbs: $53,000; Mr. Moore: $18,000; Mr. Klepfer: $14,000; and Mr. Douglas Dobbs: $3,000. Cash bonuses were awarded in recognition of achievement of individual goals and completion of the acquisition of Noranda Mineral Corporation and Normin Corporation in May 2006.

        Performance-Based Equity Awards.    We believe that share ownership, facilitated in part through the use of stock-based awards, encourages long-term performance by our executive officers. Our 2003 Stock Option Plan permits the grant of stock options to our employees, directors and consultants.

        In 2006, we granted stock options to three of our executive officers, Mr. Dobbs, Mr. Moore and Mr. Klepfer, to purchase 60,000, 20,000 and 20,000 shares, respectively, of our common stock at exercise prices ranging from $6.20 to $6.42 per share. Incentive awards for officers are based on achievement of corporate objectives and are determined annually by the Board of Directors.

        In addition to granting equity-based awards to our executives as part of a long-term incentive plan, we also intend to utilize these shares in recognition of individual achievements and contributions to corporate or business unit performance or in circumstances where we face a critical retention need. We do not maintain any equity or other security ownership guidelines or requirements for our executives. Additionally, we do not have a formal or informal policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

        In May 2004 the Company adopted a repricing policy. Under that policy, if the price of our Common Stock drops $1.00 or more below the exercise price of a previously granted option, the exercise price of such options is reduced to the closing price of our Common Stock on the date of the repricing. This policy may be applied to an option that was previously repriced. This policy has been consistently applied since its implementation.

  Termination of Employment Payments

        Upon termination of a participant's employment or service, the participant will forfeit any outstanding performance-based equity awards except that a participant will have 90 days following termination of employment or service to exercise any vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant's disability or death). Additionally, Mr. Dobbs and Mr. Moore are entitled to receive certain payments from us in the event of certain change of control events.

        Companies of our size in the mining industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain the best possible executive talent. Without these provisions, some of our executives may not have chosen to accept employment with us or to remain employed by us. For a further description of the payments that Mr. Dobbs and Mr. Moore, two of our executive officers, are entitled to receive in the event of certain change of control or termination events, please see "Potential Payments Upon Termination or Change of Control" below.

  Section 162(m) Treatment Regarding Performance-Based Equity Awards

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the chief executive officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation.

  Indemnification of Officers and Directors

        We are incorporated in the State of Idaho. Sections 30-1-351 through 30-1-852 of the Idaho Business Corporation Act provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of the Company, or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and which was at least not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company, such persons are similarly entitled to indemnification if they acted in accordance with the standard of conduct set forth above, but no indemnification shall be made if such person was adjudged liable on the basis that he received a financial benefit to which he was not entitled. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Company's Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

        Our Articles of Incorporation generally allow indemnification of officers and directors to the fullest extent allowed by law. We currently intend to indemnify our officers and directors to the fullest extent permitted by the Articles of Incorporation and Idaho law. We have no other agreements with our officers or directors that pertain to indemnification.

        We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of Mines Management, Inc.

Summary Compensation

        The following table sets forth the compensation paid or accrued for the benefit of the principal executive officer, principal financial officer and each other executive officer whose total compensation exceeded $100,000 for the year ended December 31, 2006 (together, the "Named Executive Officers").

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Glen M. Dobbs, Chief Executive Officer and President(3)	2006	205,000	53,000	35,360	(4)	—	293,560
James H. Moore, Chief Financial Officer	2006	143,331	18,000	213,360	(5)	—	374,691
Eric C. Klepfer, Vice President Operations	2006	127,000	14,000	35,560		—	176,560
Douglas Dobbs, Vice President Corporate Development	2006	108,000	3,000	35,560		—	146,560

(1)
In accordance with the rules of the SEC, the compensation described in this table does not include a) medical, group life insurance or other benefits received by any of the named executive officers that are available generally to all of our salaried employees, or b) perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

(2)
We adopted the fair value recognition provisions of SFAS No. 123R effective January 1, 2004. See "Summary of Significant Accounting Policies—Note 1n" in our financial statements for the assumptions made in calculating the fair value of options. Except as noted in (4), all amounts represent the fair value of options granted in 2006, as repriced in 2006 in accordance with the Company's option repricing policy.

(3)
Mr. Dobbs does not receive any additional compensation for his service as a director.

(4)
The options to purchase 40,000 shares of common stock granted to Mr. Dobbs on July 10, 2006 have no fair value as they are not yet vested.

(5)
This amount includes $177,800, which represents the fair value of options to purchase a total of 100,000 shares of common stock granted to Mr. Moore in 2005 at an exercise price of $6.48 per share and repriced to an exercise price of $5.01 per share in accordance with Company policy in October 2006.

Grants of Plan Based Awards

        The following table sets forth information with respect to options granted to the Named Executive Officers under our 2003 Stock Option Plan in fiscal year 2006. No restricted stock, stock appreciation rights or other equity awards were granted in 2006.

Name	Grant Date	Number of Securities Underlying Options(1)		Exercise or Base Price of Option Awards ($)	Closing Market Price on Grant Date ($)(2)
Glenn M. Dobbs	06/13/06 07/10/06	20,000 40,000	(3)	5.01 5.01	6.20 6.42
James H. Moore	06/13/06	20,000		5.01	6.20
Eric C. Klepfer	06/13/06	20,000		5.01	6.20
Douglas Dobbs	06/13/06	20,000		5.01	6.20

(1)
All options granted in 2006 were granted under our 2003 Stock Option Plan. Unless otherwise noted, each of the listed option grants was fully vested on the date of grant.

(2)
These options were granted at fair market value as of the date of grant and repriced on October 3, 2006 in accordance with our Company policy.

(3)
Options vest in two equal annual tranches: 20,000 on July 8, 2007; 20,000 on July 8, 2008.

2003 Stock Option Plan

        Our 2003 Stock Option Plan (the "Stock Option Plan") was approved by the Company's shareholders at the Company's 2003 annual meeting of shareholders. Under the Stock Option Plan, stock options may be granted to employees, officers and consultants of the Company and designated affiliates. In determining the terms of each grant of stock options, consideration is given to the participant's present and potential contribution to the success of the Company. The vesting terms of options granted under the Stock Option Plan are determined by the board when grants of options are made, and all options remain exercisable for ten (10) years. In the case of incentive stock options, as that term is used in the Internal Revenue Code of 1986, the exercise price per share is not to be less than 100% of the market price of the Common Stock on the date of grant, except that the exercise price of an incentive stock option granted to any 10% shareholder must be 110% of the market price of the Common Stock on the date of grant. The exercise price of non-qualified stock options is determined by the Board. The Stock Option Plan is administered by the Board in consultation with the Compensation Committee.

        The aggregate maximum number of shares of Common Stock that may be reserved for issuance under the Stock Option Plan is 3,000,000, representing approximately 13.7% of the issued and outstanding Common Stock, no more than 1,000,000 of which shall be incentive stock options. As of May 2, 2007, options to purchase an aggregate of 2,074,000 shares of Common Stock, representing approximately 9.9% of the issued and outstanding shares of Common Stock, are outstanding under the Stock Option Plan, leaving options to purchase an aggregate of 806,000 shares of Common Stock, representing approximately 4% of the issued and outstanding shares of Common Stock available for issuance under the Stock Option Plan. Any options granted under the Stock Option Plan and which have been cancelled or terminated in accordance with the terms of the Stock Option Plan without having been exercised will again be available for re-granting under the Stock Option Plan. However, any options granted under the Stock Option Plan and exercised will not be available for re-granting under the Stock Option Plan.

        Options are not assignable, except with the permission of the Company, and in the absence of a provision to the contrary in an option agreement, vested options terminate: (i) three (3) months following the termination of an optionee's employment, with or without cause, or the retirement of an optionee from the Company; and (ii) twelve (12) months following the disability of an optionee, as determined by the Board, subject to any extension or acceleration of the right to exercise at the sole discretion of the Board. In the event of the death of an optionee, such person's vested options will remain exercisable by their designated beneficiary until the expiration of the term of such options. Unvested options are cancelled on the date of termination, death or disability of an optionee. In the event of a change of control which results in the termination of an optionee's eligibility to participate in the Stock Option Plan, the Board has the authority to permit participants to exercise their options within the original term.

        Under the Stock Option Plan, the Board may from time to time amend or revise the terms of the Stock Option Plan or may discontinue the Stock Option Plan at any time, subject to receipt of requisite shareholder and regulatory approval.

Outstanding Equity Awards at December 31, 2006

        The following table sets forth information with respect to outstanding options held by the Named Executive Officers as of December 31, 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)		Option Expiration Date
Glenn M. Dobbs	500,000 100,000 250,000 25,000 20,000	— — — — — 40,000	— — — — — —	$ $ $ $ $ $	1.60 1.85 4.65 3.93 5.01 5.01	3/4/2008 8/27/2008 5/2/2009 1/31/2010 6/12/2011 (2)
James H. Moore	15,000 25,000 50,000 50,000 20,000	— — — — —	— — — — —	$ $ $ $ $	3.95 3.93 5.01 5.01 5.01	6/21/2009 1/31/2010 12/12/2010 12/12/2011 6/12/2011
Eric C. Klepfer	120,000 — 20,000	— 100,000 —	— — —	$ $ $	3.75 3.75 5.01	8/30/2009 (3 6/12/2011)
Douglas Dobbs	150,000 50,000 20,000	— — —	— — —	$ $ $	4.65 3.93 5.01	5/3/2009 1/31/2010 6/12/2011

(1)
Options are granted at an exercise price equal to the market price of our Common Stock on the date of grant. Our policy is to reduce the exercise price of all stock options when the price of our Common Stock falls $1.00 below the exercise price as of the date of grant.

(2)
Options will expire in two equal tranches on each of July 8, 2012 and July 8, 2013.

(3)
Options will expire on the earlier of five years from the date of vesting, which will occur upon the completion of the permitting process at the Company's Montanore Project or ten years from the date of grant.

Option Exercises and Stock Vested

        The following table sets forth information concerning all exercises of stock options during fiscal year 2006 by each of the Named Executive Officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Glenn M. Dobbs	—	—
James H. Moore	—	—
Eric C. Klepfer	30,000	122,073
Douglas Dobbs	—	—

(1)
Represents aggregate number of shares acquired upon exercise in fiscal year 2006.

(2)
Represents aggregate net gain on shares acquired by option exercise in fiscal year 2006.

Potential Payments upon Termination or Change in Control

        Glenn M. Dobbs.    We entered into an Executive Compensation Agreement with Glenn Dobbs, our Chief Executive Officer and President, dated November 20, 2003 (the "Compensation Agreement"). Under the terms of the Compensation Agreement, Mr. Dobbs' salary of $100,000 took effect as of September 1, 2003 and automatically increased to $120,000 effective January 1, 2004. Mr. Dobbs currently receives an annual salary of $240,000 per year. Mr. Dobbs was granted an option to acquire 500,000 shares of our common stock pursuant to the Mines Management, Inc. 2003 Stock Option Plan. Mr. Dobbs is also eligible to participate in the Company's employee benefit plans. In the event of either a change of control or termination without Cause or for Good Reason, as such terms are defined in the Compensation Agreement, Mr. Dobbs shall receive a lump sum payment equal to thirty-six (36) months salary, such payment calculated on his annual salary at the highest rate in effect during the twelve (12) month period immediately preceding change of control plus 25% of such base amount in lieu of employee benefit programs and club fees. In addition, all unvested options owned by Mr. Dobbs on the date of such termination shall vest immediately.

        James H. Moore.    We entered into an Employment Agreement with James H. Moore, our Chief Financial Officer, dated August 10, 2005 (the "Employment Agreement"), effective as of April 1, 2005. Under the terms of the Employment Agreement, Mr. Moore receives an annual base salary of $160,000 and is eligible to receive incentive stock options in such amounts as may be recommended from time to time by the Compensation Committee and approved by the Board of Directors. Mr. Moore is also eligible to participate in the Company's employee benefit plans. In the event of either a change of control or termination without Cause or for Good Reason, as such terms are defined in the Employment Agreement, he will be entitled to receive a lump sum payment equaling two (2) times his annual base salary and two (2) years of continued health benefits. In addition, all unvested options owned by Mr. Moore as of the date of such termination shall vest immediately.

Compensation Committee Report

        The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Form 10-K/A.

  Respectfully submitted,

  THE COMPENSATION COMMITTEE
  Roy G. Franklin
  Russell C. Babcock
  Jerry Pogue

Compensation Committee Interlocks and Insider Participation

        During 2006, our compensation committee consisted of Roy G. Franklin, Russell C. Babcock and Jerry Pogue. We did not compensate any of the current members of the compensation committee during 2006 other than for service on the board of directors. No member of our compensation committee and none of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Audit and Finance Committee

        In connection with the Company's December 31, 2006 financial statements, the Audit and Finance Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (iii) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditors' independence. Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended.

Submitted by the Audit and Finance Committee of the Board of Directors

Roy B. Franklin, Chairman
Russell C. Babcock
Jerry G. Pogue

Auditor Fees

        The following presents fees for professional audit services rendered by LeMaster & Daniels PLLC, for the audit or review of the Company's financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by LeMaster & Daniels, during those periods.

        Audit Fees.    The aggregate fees billed for professional services rendered by the Company's principal accountant for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2006 were $36,800.

        Audit Related Fees.    The Company did not incur any Audit Related Fees in 2006 or 2005.

        Tax Fees.    The Company incurred fees totaling $2,878 during the fiscal year ended December 31, 2006 for the professional services rendered by the Company's principal accountant for tax compliance, tax advice and tax planning.

        All Other Fees.    The Company incurred no other fees during the last fiscal year for products and services rendered by the Company's principal accountant.

Certain Relationships and Related Transactions

        Douglas Dobbs, son of Glenn Dobbs, President, Chief Executive Officer and a director of the Company, is employed by the Company as Vice President, Corporate Development and Corporate Secretary. Douglas Dobbs was employed by the Company prior to Glenn Dobbs becoming an officer or director of the Company. During the year ending December 31, 2006 Mr. Dobbs received a salary of $120,000 and was granted 20,000 options exercisable for 5 years at the then market price of $5.01 per share.

Section 16(a) Compliance

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Section 240.16a-3 during the most recent fiscal year, and Form 5 and amendments thereto furnished to the Registrant with respect to the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner or more than ten percent of any class of equity securities of the Company failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except Eric Klepfer (two Forms 4), James Moore (two Forms 4), Jerry Pogue (four Forms 4), Robert L. Russell (two forms 4), Roy G. Franklin (three Forms 4), Glenn M. Dobbs (three Forms 4), Douglas D. Dobbs (two Forms 4) and Russell C. Babcock (two Forms 4).

Shareholder Proposals for the 2008 Annual Meeting

        The Company will review shareholder proposals intended to be included in the Company's proxy material for the 2008 Annual Meeting of Shareholders which are received by the company at its principal executive offices no later than January 15, 2008. Such proposals must be submitted in writing and should be sent to the attention of the Secretary of the Company. The Company will comply with Rule 14a-8 of the Exchange Act with respect to any proposal that meets its requirements.

ADDITIONAL SHAREHOLDER INFORMATION

Annual Report

        The Company's Annual Report is being mailed to all Shareholders with this Proxy Statement. The Annual Report is not part of the proxy solicitation materials for the Annual Meeting. In addition, a Shareholder of record may obtain a copy of the Company's Form 10-K for the fiscal year ended December 31, 2006, as amended, without cost, upon written request to the Secretary of the Company at the following address: 905 W. Riverside Ave., Suite 311, Spokane, WA 99201. The Company's Form 10-K/A may also be accessed at SEC's website at www.sec.gov.

Other Business

        As of the date of this Proxy Statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

                      By Order of the Board of Directors

                      Glenn M. Dobbs, President and Chairman

PROXY

Mines Management, Inc.
905 W. Riverside, Suite 311
Spokane, WA 99201

The undersigned hereby appoints Glenn M. Dobbs and Roy C. Franklin, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of Common Stock of Mines Management, Inc., held on record by the undersigned on May 15, 2006 at the 2006 Annual Meeting of Shareholders to be held on June 28, 2006, or any adjournment thereof.

1.
Election of Director (check one)

☐
For nominees listed below

    (To withhold authority for proxies to vote for any Nominee please cross out such persons name)

      Jerry G. Pogue

      Robert L. Russell

2.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Yes
☐

No
☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each proposal.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:		DATED:

SIGNED:		SIGNED:
	(Print Name)		(Print Name)

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

QuickLinks

Mines Management, Inc. 905 West Riverside Avenue, Suite 311 Spokane, Washington 99201
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held June 15, 2007
Mines Management, Inc. 905 West Riverside Avenue, Suite 311 Spokane, Washington 99201
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS June 15, 2007
INTRODUCTION
PURPOSE OF THE ANNUAL MEETING
VOTING AT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1—ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
ADDITIONAL SHAREHOLDER INFORMATION
PROXY
Mines Management, Inc. 905 W. Riverside, Suite 311 Spokane, WA 99201